Exhibit 4.9

DIRECTOR STOCK OPTION AGREEMENT

(NON-QUALIFIED STOCK OPTION)

THIS DIRECTOR STOCK OPTION AGREEMENT (the “Agreement”) is entered into and effective January 10, 2006 (the “Date of Grant”), by and between Southwest Casino Corporation (the “Company”) and David H. Abramson (the “Optionee”).

A.                 The Company has adopted its 2004 Stock Incentive Plan (the “Plan”) which authorizes the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or this committee are referred to as the “Committee” in this Agreement), to grant incentive stock options to directors of the Company (as defined in the Plan).

B.                   The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company under the Plan.

C.                   Terms stated but not otherwise defined in this Agreement have the meanings assigned to those terms in the Plan.

Accordingly, the parties agree as follows:

1.                                      Grant of Option.

The Company hereby grants to the Optionee the right, privilege, and option (the “Option”) to purchase 75,000 shares (the “Option Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”), according to the terms and subject to the conditions stated in this Agreement and as stated in the Plan. This Option is not intended to be an “incentive stock option,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                      Option Exercise Price.

The per share price to be paid by Optionee upon exercise of this Option will be $0.65.

3.                                      Duration of Option and Time of Exercise.

3.1                                 Initial Period of Exercisability. Subject to Sections 3.2 and 3.3 below, this Option will become exercisable with respect to the Option Shares in 12 quarterly installments beginning on December 31, 2005 and continuing on the last day of each fiscal quarter of the Company, as provided in the table below. The table below states the initial dates of exercisability of each installment and the number of Option Shares as to which this Option will become exercisable on those dates:

Initial Date of Exercisability	Number of Option Shares Available for Exercise at each Date
Mar. 31, June 30, Sept. 30, Dec. 31, 2006	6,250
Mar. 31, June 30, Sept. 30, Dec. 31, 2007	6,250
Mar. 31, June 30, Sept. 30, Dec. 31, 2008	6,250

The right to exercise this Option is cumulative with respect to the Option Shares becoming exercisable on the dates stated above; provided, however, that in no event will this Option be exercisable after, and this Option will become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Minnesota time) on January 9, 2016 (the “Time of Termination”).

3.2                                 Termination of Service.

(a)                                  Termination Due to Mandatory Retirement. If Optionee’s service with the Board of Directors of the Company is terminated by reason of the Optionee’s mandatory retirement in accordance with the policies of the Company and its Board of Directors, this Option will continue to become exercisable and remain exercisable as if the Optionee continued to serve as a Director of the Company (but not after the Time of Termination).

(b)                                 Termination Due to Death or Disability. If Optionee’s service with the Board of Directors of the Company is terminated by reason of the Optionee’s death or Disability, this Option will become immediately exercisable in full as of the date of death or Disability and remain exercisable for a period of 12 months after such termination (but not after the Time of Termination).

(c)                                  Termination for Reasons Other Than Death, Disability or Retirement. Except as provided in Section 3.3, if Optionee’s service with the Board of Directors is terminated for any reason other than death, Disability or mandatory retirement, this Option will remain exercisable to the extent exercisable on the date of termination of Optionee’s service on the Board of Directors and remain exercisable for a period of 90 days after such termination.

3.3                                 Change in Control.

(a)                                  Impact of Change in Control. If a Change in Control of the Company occurs whereby the acquiring entity or successor to the Company does not assume this Option or replace it with a substantially equivalent incentive award, then, as of the date of the Change of Control, this Option will vest as to all shares and become immediately exercisable in full and will remain exercisable until the Time of Termination, regardless of whether the Optionee remains in the service of the Company. In addition, if a change in control occurs, the Committee, in its sole discretion and without consent of the Optionee, may determine that the Optionee will receive, with respect to some or all of the Option Shares, cash in the amount of the excess of the Fair Market Value (as defined in the Plan) of those Option Shares immediately before the effective date of the Change in Control over the per share exercise price of this Option.

(b)                                 Limitation on Change in Control Payments. Notwithstanding anything in this Section 3.3 to the contrary, if, with respect to the Optionee, the acceleration of the vesting of this Option as provided above (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other payments that the Optionee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the payments to the Optionee stated herein will be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the Optionee is subject to a separate agreement with the Company that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that the Optionee will have the discretion to determine which “payments” will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 3.3(b) will not apply, and any payments to the Optionee under Section 3.3(a) of this Agreement will be treated as payments arising under such separate agreement.

4.                                      Manner of Option Exercise.

4.1                                 Notice. Optionee may exercise this Option, in whole or in part from time to time, subject to the conditions in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission (if confirmed) or through the mail, to the Company at its principal executive office (Attention: Chief Financial Officer), of a written notice of exercise. This notice must (a) be in a form substantially similar to the form attached to this Agreement as Exhibit A, or such other form as is satisfactory to the Committee, (b) identify this Option, (c) specify the number of Option Shares with respect to which this Option is being exercised, and (d) be signed by the person or persons so exercising this Option. The notice must be accompanied by payment in full of the total purchase price of the Option Shares purchased. If this Option is being exercised as provided by the Plan and Section 3.2 above, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of that person or persons to exercise this Option. As soon as practicable after the effective exercise of this Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing ownership.

4.2                                 Payment. At the time of exercise of this Option, the Optionee must pay the total purchase price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion, may allow such payment to be made, in whole or in part, by tender of a promissory note (on terms acceptable to the Committee in its sole discretion) or a Broker Exercise Notice or Previously Acquired Shares, or by a combination of such methods. If Optionee is permitted to pay the total purchase price of this Option in whole or in part with Previously Acquired Shares, the value of those shares will equal their Fair Market Value on the date of exercise, in whole or in part, of this Option.

5.                                      Rights of Optionee; Transferability.

5.1                                 Rights as a Shareholder. The Optionee has no rights as a shareholder with respect to the Option Shares issuable upon exercise of this Option unless and until all conditions to the effective exercise of this Option (including, without limitation, the conditions stated in Sections 4 and 6 of this Agreement) have been satisfied and the Optionee has become the holder of record of the Option Shares. No adjustment will be made for dividends or distributions for which the record Date precedes the date the Optionee becomes the holder of record of the Option Shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion.

5.2                                 Restrictions on Transfer. Except under testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Optionee in this Option before exercise may be assigned or transferred, or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Optionee will, however, be entitled to designate a beneficiary to receive this Option upon Optionee’s death, and, in the event of the Optionee’s death, exercise of this Option (to the extent permitted under Section 3.2(a) of this Agreement) may be made by the Optionee’s legal representatives, heirs and legatees.

5.3                                 Breach of Confidentiality, Assignment of Inventions or Non-Compete Agreements. Notwithstanding anything in this Agreement or the Plan to the contrary, if Optionee materially breaches the terms of any written confidentiality, assignment of inventions or non-compete agreement entered into with the Company or any Subsidiary, whether such breach occurs before or after termination of the Optionee’s service to the Company, the Committee may immediately terminate all rights of the Optionee under the Plan and this Agreement.

6.                                      Securities Law and Other Restrictions.

Notwithstanding any other provision of the Plan or this Agreement, the Optionee may not sell, assign, transfer or otherwise dispose of, any Option Shares unless (a) there is in effect with respect to the Option Shares a registration statement under the Securities Act and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Committee, in its sole discretion, deems necessary or advisable. The Company may condition a sale or transfer by Optionee upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Option Shares, as may be deemed necessary by the Company in order to comply with such securities law or other restrictions.

7.                                      Withholding Taxes.

The Company is entitled to (a) withhold and deduct from future amounts owed to Optionee, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to this Option including, without limitation, the grant or exercise of this Option or a disqualifying disposition of any Option Shares, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee’s notice of exercise of this Option. If the Company is unable to withhold such amounts, for whatever reason, the Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

8.                                      Adjustments.

If any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other similar change in the corporate structure or shares of the Company occurs, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, must make appropriate adjustment to the number and kind of securities or other property (including cash) subject to, and the exercise price of, this Option.

9.                                      Subject to Plan.

This Option and the Option Shares granted and issued under this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. If any provision of this Agreement is inconsistent with the terms of the Plan, and the Plan does not permit that provision to vary from the terms of the Plan, the terms of the Plan will prevail.

10.                               Miscellaneous.

10.1                           Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

10.2                           Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

10.3                           Entire Agreement. This Agreement and the Plan state the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

10.4                           Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

The parties to this Agreement have executed this Agreement effective the day and year first above written.

SOUTHWEST CASINO CORPORATION

By
Thomas E. Fox, President

By execution of this Agreement,	OPTIONEE
the Optionee acknowledges having
received a copy of the Plan.
(Signature)
David H. Abramson
(Name and Address)
Parkdale Plaza
1660 South Highway 100, Suite 500
St. Louis Park, MN 55416